                                                                 EXHIBIT (e)(18)

                             STOCK OPTION AGREEMENT
                  FOR OPTION GRANTED TO _____________________
                                    ON [DATE]

         Pursuant to the Notice of Grant and Stock Options and this Stock Option Agreement, the Company has granted you an option to purchase the number of shares of Common Stock indicated in the Notice of Grant and Stock Options at the exercise price indicated in the Notice of Grant and Stock Options.

         Your option is granted in connection with and in furtherance of the Company's compensatory benefit plan for the Company's employees (including officers), directors or consultants, and is intended to comply with the provisions of Rule 701 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). Defined terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

1. VESTING. Subject to the limitations contained herein, your option will vest as provided in the Notice of Grant and Stock Options, provided that vesting will cease upon the termination of your Continuous Status as an Employee, Director or Consultant.

2.       METHOD OF PAYMENT.

         (a) PAYMENT OPTIONS. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect, to the extent permitted by applicable law and the Notice of Grant and Stock Options, to make payment of the exercise price under one of the following alternatives:

                  (i)      By cash or check;

                  (ii) Payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which, prior to the issuance of Common Stock, results in either the receipt of cash (or a check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds; or

                  (iii)    Payment by a combination of the above methods.

3.       WHOLE SHARES. Your option may only be exercised for whole shares.

4. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, your option may not be exercised unless the shares issuable upon exercise of your option are then registered under the Securities Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.

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5. TERM. The term of your option commences on the date of grant and expires upon the earliest of:

                  (i) the Expiration Date indicated in the Notice of Grant and Stock Options.

                  (ii)     ten (10) years after the Date of Grant; or

                  (iii) three (3) months after the termination of your Continuous Status as an Employee, Director or Consultant for any reason other than death or total and permanent disability (as determined by the Company in its sole discretion), unless: (a) during any part of such three (3) month period, the option is not exercisable solely because of the condition set forth in Section 5 above, in which event the option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of Continuous Status as an Employee, Director or Consultant; (b) exercise of the option within three (3) months after termination of your Continuous Status as an Employee, Director or Consultant would result in liability under Section 16(b) of the Securities Exchange Act of 1934, in which event the option will expire on the earliest of
(i) the Expiration Date, (ii) the tenth (10th) day after the last date upon which exercise would result in such liability or (iii) six (6) months and ten
(10) days after the termination of your Continuous Status as an Employee, Director or Consultant; or (c) such termination of employment is due to your disability or death, in which event the option shall terminate on the earlier of the termination date set forth above or twelve (12) months following such termination of employment.

                  To obtain the federal income tax advantages associated with an "incentive stock option," the Code requires that at all times beginning on the date of grant of the option and ending on the day three (3) months before the date of the option's exercise, you must be an employee of the Company or an affiliate of the Company, except in the event of your death or permanent and total disability. The Company cannot guarantee that your option will be treated as an "incentive stock option" if you exercise your option more than three (3) months after the date your employment with the Company terminates.

6.       EXERCISE.

         (a) You may exercise the vested portion of your option during its term (and the unvested portion of your option if the Notice of Grant of Stock Options so permits) by delivering a notice of exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

         (b)      By exercising your option you agree that:

                  (i) as a condition to any exercise of your option, the Company may require you to enter an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option; (2) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or (3) the disposition of shares acquired upon such exercise;

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                  (ii)     you will notify the Company in writing within fifteen
(15) days after the date of any disposition of any of the shares of Common Stock issued upon exercise of your option that occurs within two (2) years after the date of your option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option;

                  (iii) the Company (or a representative of the underwriters) may, in connection with the first underwritten registration of the offering of any securities of the Company under the Securities Act, require that you not sell or otherwise transfer or dispose of any shares of Common Stock or other securities of the Company during such period (not to exceed one hundred eighty
(180) days) following the effective date of the registration statement of the Company filed under the Securities Act as may be requested by the Company or the representative(s) of the underwriters. You further agree that the Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period; and

7. TRANSFERABILITY. Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.

8. RIGHT OF FIRST REFUSAL. Before any shares of Common Stock (the "Shares") issued upon exercise of an option to you or any transferee (either being sometimes referred to herein as the "Holder") may be sold or otherwise transferred (including transfer by gift or operation of law), the Company shall have an assignable right of first refusal to purchase the Shares on the terms and conditions set forth in this Section 8 (the "Right of First Refusal").

         (a) NOTICE OF PROPOSED TRANSFER. The Holder of the Shares shall deliver to the Company a written notice (the "Notice") stating: (i) the Holder's bona fide intention to sell or otherwise transfer the Shares; (ii) the name of each proposed purchaser or other transferee (the "Proposed Transferee"); (iii) the number of Shares to be transferred to each Proposed Transferee; and (iv) the bona fide cash price or other consideration for which the Holder proposed to transfer the Shares (the "Offered Price"); and the Holder shall offer to sell the Shares at the Offered Price to the Company.

         (b)      EXERCISE OF RIGHT OF FIRST REFUSAL. At any time within thirty
(30) days after receipt of the Notice, the Company or its assignee may, by giving written notice to the Holder, elect to purchase all (but not less than all) of the Shares proposed to be transferred to any one or more of the Proposed Transferees, at the Offered Price.

         (c) PAYMENT. Payment of the purchase price shall be made, at the option of the Company or its assignee, either (i) in cash (by check) or (ii) in the manner and at the time(s) set forth in the Notice.

         (d) HOLDER'S RIGHT TO TRANSFER. If all the Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee as provided in this Section 10, then the Holder may sell or otherwise transfer such Shares to that

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Proposed Transferee at the Offered Price or at a higher price, provided that such sale or other transfer is consummated within thirty (30) days after the date of the Notice and provided further that any such sale or other transfer is effected in accordance with any applicable securities laws. If the Shares described in the Notice are not transferred to the Proposed Transferee within such period, a new Notice shall be given to the Company, and the Company shall again be offered the Right of First Refusal, before any Shares held by the Holder may be sold or otherwise transferred.

         (e) EXCEPTION FOR CERTAIN FAMILY TRANSFERS. Anything to the contrary contained in this Section 8 notwithstanding, the transfer of any or all of the Shares during the Optionee's lifetime or on the Optionee's death by will or intestacy to Optionee's immediate family or to a trust for the benefit of Optionee or Optionee's immediate family shall be exempt from the provisions of this Section 8; provided that, as a condition to receiving the Shares, the transferee or other recipient shall agree in writing to receive and hold the Shares so transferred subject to the provisions of the Plan, and to transfer such Shares no further except in accordance with the terms of the Plan. As used herein, "immediate family" shall mean spouse, lineal descendant or antecedent, father, mother, brother or sister.

         (f) TERMINATION OF RIGHT OF FIRST REFUSAL. The Right of First Refusal shall terminate as to any Shares upon the first sale of Common Stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission (other than a registration statement solely covering an employee benefit plan or corporate reorganization).

9. OPTION NOT A SERVICE CONTRACT. Your option is not an employment contract and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company, or of the Company to continue your employment with the Company. In addition, nothing in your option shall obligate the Company or its stockholders, board of directors, officers or employees to continue any relationship which you might have as a director or consultant for the Company.

10. NOTICES. Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

11. GOVERNING PLAN DOCUMENT. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, including without limitation the provisions of the Plan relating to option provisions, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.

12. ACCELERATED VESTING. If a change in control occurs, as defined under the 1999 Vixel Stock Option Plan, and within twelve (12) months after the effective date of such change in control, your continuous service terminates due to an involuntary termination (not including

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death or disability) without "Cause" or due to a voluntary termination with "Good Reason," then the vesting and exercisability of the designated stock option awards held by you will be accelerated as follows: (i) if you have been employed as an officer by the Company for less than one year, then twelve months of additional vesting shall immediately occur, or (ii) if you have been employed as an officer by the Company for at least one year, the greater of one half of your unvested options or one year of your unvested options will immediately vest and become exercisable; provided, however, that if such potential vesting acceleration would cause a contemplated change of control transaction that would otherwise be eligible to be accounted for as a "pooling-of-interests" transaction to become ineligible for such accounting treatment under generally accepted accounting principles, as determined by the Company's independent public accountants prior to the change in control, your stock options will not have their vesting so accelerated.

For purposes of the Accelerated Vesting provisions above, "Cause" will mean the occurrence of any one or more of the following: (i) your conviction of any felony or any crime involving fraud, dishonesty or moral turpitude; (ii) your participation in a fraud or act of dishonesty against the Company that results in material harm to the business of the Company; or (iii) your intentional, material violation of any contract or agreement between the Company and you or any statutory duty you owe to the Company that you do not correct within thirty
(30) days after written notice thereof has been provided to you.

For purposes of the Accelerated Vesting provisions above, "Good Reason" will mean that one or more of the following are undertaken by the Company without your express written consent: (i) the assignment to you of any duties or responsibilities that results in a material diminution in your position or function as in effect immediately prior to the effective date of the change in control; provided, however, that a mere change in your reporting relationships will not provide the basis for a voluntary termination with Good Reason; (ii) a material reduction by the Company in your annual base salary, as in effect on the effective date of the change in control or as increased thereafter; (iii) any failure by the Company to continue in effect any benefit plan or program, including incentive plans or plans with respect to the receipt of securities of the Company, in which you were participating immediately prior to the effective date of the change in control (hereinafter referred to as "Benefit Plans"), or the taking of any action by the Company that would adversely affect your participation in or reduce your benefits under the Benefit Plans or deprive you of any fringe benefit that you enjoyed immediately prior to the effective date of the change in control; provided, however, that Good Reason will not be deemed to have occurred if the Company provides for your participation in benefit plans and programs that, taken as a whole, are comparable to the Benefit Plans; (iv) a relocation of the Participant's business office to a location more than one hundred (100) miles from the location at which you perform duties as of the effective date of the change in control, except for required travel by you on the Company's business to an extent substantially consistent with your business travel obligations prior to the effective date of the change in control; or (v) a material breach by the Company of any provision of the Stock Option Agreement or any other material agreement between you and the Company concerning the terms and conditions of the your employment.

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